EXHIBIT 2.2

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                                   ----------


                     REPORT ON AUDITED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1996 AND 1997
         AND FOR THE THREE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                   ----------

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                                   ----------


                                TABLE OF CONTENTS

                                                                    PAGE

Report Of Independent Accountants                                       1

Balance Sheets                                                          2

Statements Of Operations                                                3

Statements Of Shareholders' Equity                                      4

Statements Of Cash Flows                                                5

Notes To Financial Statements                                           6

                        REPORT OF INDEPENDENT ACCOUNTANTS

                                   ----------



Board of Directors
WPJ, Inc. d/b/a Integrated Medical Systems
Santa Ana, California

We have audited the accompanying balance sheets of WPJ, Inc. d/b/a Integrated Medical Systems (the "Company") as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


/s/ Coopers & Lybrand L.L.P.


Newport Beach, California
April 17, 1998


                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                                 BALANCE SHEETS
                           December 31, 1996 And 1997

                                   ----------

                                                                                          1996            1997
                                                                                          ----            ----
                                                    A S S E T S:

Current assets:
    Cash and cash equivalents                                                               $95,365        $220,884
    Accounts receivable, net of allowance for doubtful accounts of $147,755 and
         $167,362 as of December 31, 1996 and 1997, respectively                            409,867         620,412
    Prepaid expenses and other current assets                                                 5,008          14,352
                                                                                          ---------    ------------
                  Total current assets                                                      510,240         855,648
                                                                                          ---------    ------------
Furniture, fixtures and equipment, net                                                      181,062         363,039
Other assets                                                                                  3,205           9,781
                                                                                          ---------    ------------
                  Total assets                                                             $694,507      $1,228,468
                                                                                          =========    ============

                                       LIABILITIES AND SHAREHOLDERS' EQUITY:

Current liabilities:
    Accounts payable                                                                       $123,166        $183,634
    Accrued liabilities                                                                       8,131          20,656
    Accrued vacation                                                                          -              31,349
    Income taxes payable                                                                      7,339           6,955
    Other taxes payable                                                                       -              17,000
    Line of credit                                                                           41,687           -
    Dividends payable                                                                        14,427           4,746
    Note payable to bank                                                                      -             241,071
                                                                                          ---------    ------------
                  Total current liabilities and total liabilities                           194,750         505,411
                                                                                          ---------    ------------

Commitments and contingencies
Shareholders' equity:
    Common stock, no par value, 100,000 shares authorized, 50,000 shares issued and
         outstanding                                                                          1,000           1,000
    Retained earnings                                                                       498,757         722,057
                                                                                          ---------    ------------
                  Total shareholders' equity                                                499,757         723,057
                                                                                          ---------    ------------
                  Total liabilities and shareholders' equity                               $694,507      $1,228,468
                                                                                          =========    ============

   The accompanying notes are an integral part of these financial statements.


                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                            STATEMENTS OF OPERATIONS
           For The Three Years Ended December 31, 1995, 1996 And 1997

                                   ----------

                                                                         1995            1996            1997
                                                                         ----            ----            ----

Net revenues for services                                               $1,656,212      $2,620,599      $4,310,731

Cost of revenues for services                                              345,502         546,433       1,073,120
                                                                        ----------      ----------       ---------

Gross profit                                                             1,310,710       2,074,166       3,237,611

General and administrative expenses                                      1,057,510       1,461,786       2,506,378
                                                                        ----------      ----------       ---------

             Income from operations                                        253,200         612,380         731,233

Other income (expense):
    Interest income                                                          1,317           1,607           3,625
    Interest expense                                                        (8,695)         (6,037)        (20,087)
    Loss on disposal of equipment                                          -               -               (20,780)
                                                                        ----------      ----------       ---------


             Income before provision for income taxes                      245,822         607,950         693,991

Provision for income taxes                                                   5,165          10,188           8,621
                                                                        ----------      ----------       ---------

             Net income                                                   $240,657        $597,762        $685,370
                                                                        ==========      ==========       =========

   The accompanying notes are an integral part of these financial statements.


                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                       STATEMENTS OF SHAREHOLDERS' EQUITY
           For The Three Years Ended December 31, 1995, 1996 And 1997

                                   ----------


                                                             COMMON STOCK                               TOTAL
                                                         -------------------        RETAINED         SHAREHOLDERS'
                                                         SHARES       AMOUNT        EARNINGS            EQUITY
                                                         ------       ------        --------         -------------
Balances, January 1, 1995                                 50,000       $1,000          $135,847        $136,847

Distributions to shareholders                                                          (184,381)       (184,381)
    Net income                                                                          240,657         240,657
                                                         -------      -------          --------        --------

Balances, December 31, 1995                               50,000        1,000           192,123         193,123

Distributions to shareholders                                                          (291,128)       (291,128)
    Net income                                                                          597,762         597,762
                                                         -------      -------          --------        --------

Balances, December 31, 1996                               50,000        1,000           498,757         499,757

Distributions to shareholders                                                          (462,070)       (462,070)
    Net income                                                                          685,370         685,370
                                                         -------      -------          --------        --------

Balances, December 31, 1997                               50,000       $1,000          $722,057        $723,057
                                                         =======      =======          ========        ========


   The accompanying notes are an integral part of these financial statements.


                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                            STATEMENTS OF CASH FLOWS
           For The Three Years Ended December 31, 1995, 1996 And 1997

                                   ----------

                                                                              1995            1996           1997
                                                                              ----            ----           ----
Cash flows from operating activities:
    Net income                                                                 $240,657        $597,762       $685,370
    Adjustments to reconcile net income to net cash provided by operating activities:
       Depreciation and amortization                                             34,109          47,997         72,068
       Provision for doubtful accounts receivable                               181,137          63,862        247,487
       Loss on disposal of furniture, fixtures and equipment                       -               -            23,530
       Net change in:
         Accounts receivable                                                   (225,273)       (323,370)      (458,032)
         Prepaid expenses and other current assets                               (1,593)           (784)        (9,344)
         Other assets                                                              -               (775)        (6,576)
         Accounts payable                                                        11,138          63,546         60,468
         Accrued liabilities                                                       -              8,131         12,525
         Accrued vacation                                                          -               -            31,349
         Other taxes payable                                                       -               -            17,000
         Income taxes payable                                                      -              7,339           (384)
                                                                          -------------       ---------     ----------
                  Net cash provided by operating activities                     240,175         463,708        675,461
                                                                          -------------       ---------     ----------
Cash flows from investing activities:
    Purchase of furniture, fixtures equipment                                  (113,000)        (70,631)      (277,575)
                                                                          -------------       ---------     ----------
                  Net cash used by investing activities                        (113,000)        (70,631)      (277,575)
                                                                          -------------       ---------     ----------

Cash flows from financing activities:
    Net borrowings (payments) on line of credit                                  47,050          (5,363)       (41,687)
    Payments of amounts due to shareholder                                      (20,338)         (4,730)       -
    Principal payments on note payable to bank                                   (7,437)         (6,029)        (8,929)
    Proceeds from issuance of note payable to bank                              -               -              250,000
    Distributions to shareholders                                              (184,381)       (304,101)      (471,751)
                                                                          -------------       ---------     ----------
         Net cash used by financing activities                                 (165,106)       (320,223)      (272,367)
                                                                          -------------       ---------     ----------

         Net increase (decrease) in cash and cash equivalents                   (37,931)         72,854        125,519

Cash and cash equivalents - beginning of year                                    60,442          22,511         95,365
                                                                          -------------       ---------     ----------

Cash and cash equivalents - end of year                                         $22,511         $95,365       $220,884
                                                                          =============       =========     ==========

Supplemental disclosures of cash flow information:
    Cash paid during the year for:
         Interest                                                                $8,695          $6,037        $20,489
                                                                          =============       =========     ==========
         Income taxes                                                            $1,143          $5,048         $7,339
                                                                          =============       =========     ==========

   The accompanying notes are an integral part of these financial statements.

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                          NOTES TO FINANCIAL STATEMENTS
                        December 31, 1995, 1996 And 1997

                                   ----------


1.       The Company:

         WPJ, Inc. d/b/a Integrated Medical Systems (the "Company") was incorporated in 1990 and provides electronic claims processing services for medical service providers and payors primarily in California. The Company's main office is located in Santa Ana, California, and another office is maintained in Spokane, Washington.

2.       Summary Of Significant Accounting Policies:

         REVENUE RECOGNITION:

         Revenues and related cost of revenues are recognized when services are performed.

         CASH AND CASH EQUIVALENTS:

         The Company considers all highly-liquid, short-term instruments with original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in banks and money market funds.

         FURNITURE, FIXTURES AND EQUIPMENT:

         Furniture, fixtures and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets which range from three to seven years. Leasehold improvements are amortized on a straight-line basis over the lesser of the term of the related lease or its estimated useful life.

         Repairs and maintenance are expensed as incurred while renewals or betterments are capitalized. Upon the sale or retirement of furniture, fixtures and equipment, the accounts are relieved of the cost and the related accumulated depreciation and amortization, any resulting gain or loss is included in operations.

         The Company periodically reviews and evaluates whether there has been a permanent impairment in the value of furniture, fixtures and equipment. Factors considered in the evaluation include current operating results, trends and anticipated undiscounted cash flows.

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                    NOTES TO FINANCIAL STATEMENTS, Continued
                        December 31, 1995, 1996 And 1997

                                   ----------

2.       Summary Of Significant Accounting Policies, Continued:

         INCOME TAXES:

         The Company utilizes Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", which requires the recognition of deferred tax liabilities and assets, if material, for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the differences between the financial statements and the tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities.

         ADVERTISING:

         The costs associated with advertising are expensed as incurred. Advertising costs for 1995, 1996 and 1997 are $24,225, $44,062 and $54,187, respectively.

         MANAGEMENT ESTIMATES:

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.       Furniture, Fixtures And Equipment:

         Furniture, fixtures and equipment at December 31 consist of:

                                                                            1995          1996          1997
                                                                            ----          ----          ----

            Computer hardware                                           $162,212      $227,049      $412,499
            Furniture and fixtures                                        38,283        38,816        62,325
            Purchased computer software                                   81,695        86,335        36,716
            Equipment                                                     21,606        22,227        15,538
                                                                        --------      --------      --------
                                                                         303,796       374,427       527,078
                 Less, Accumulated depreciation and amortization        (145,368)     (193,365)     (164,039)
                                                                        --------      --------      --------

                                                                        $158,428      $181,062      $363,039
                                                                        ========      ========      ========


Continued

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                    NOTES TO FINANCIAL STATEMENTS, Continued
                        December 31, 1995, 1996 And 1997

                                   ----------

3.       Furniture, Fixtures And Equipment, Continued:

         The cost of fully depreciated assets in service included in furniture, fixtures and equipment at December 31, 1997 was $29,970.

4.       Line Of Credit:

         The Company had an available line of credit with a bank in the amount of $50,000, which was personally guaranteed by the Company's shareholders. Interest was charged at prime plus 4.50%, payable monthly. At December 31, 1996, the outstanding balance on this line of credit was $41,687. The amount, including interest, was paid in full during the year ended December 31, 1997.

         The Company also has an available line of credit with another bank in the amount of $150,000, which is collateralized by certain Company assets, including accounts receivable and equipment. Interest is charged at 1.50% plus the bank's base lending rate. There was no outstanding balance on this line of credit at December 31, 1997.

         Prime rate at December 31, 1996 and 1997, was 8.25% and 8.50%, respectively.

5.       Note Payable To Bank:

         Note payable to bank consists of a note for the original principal amount of $250,000, which is collateralized by certain Company assets, including accounts receivable and fixed assets. Interest is charged at prime plus 2.75%, payable in monthly installments of $2,976, principal plus interest, through September 30, 2004. At December 31, 1997, $241,071 remained outstanding on this note payable.

         The note payable requires that the Company meet certain debt covenants. Subsequent to December 31, 1997, the Company had violated a certain debt covenant and as a result, the balance under the note has been classified as a current liability in the balance sheet at December 31, 1997.

Continued

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                    NOTES TO FINANCIAL STATEMENTS, Continued
                        December 31, 1995, 1996 And 1997

                                   ----------

6.       Commitments And Contingencies:

         LEASES:

         The Company leases office space in Santa Ana, California under a 30-month lease agreement which expires September 30, 1999. The Company also leases office space in Spokane, Washington under a 36-month lease which expires February 28, 2000. Total rental expense under operating leases was $51,862, $66,522 and $108,391 for the years ended December 31, 1995, December 31, 1996, and December 31, 1997, respectively. In addition, the Company also leases office equipment and vehicles under operating leases which expire from January 31, 1998 to October 31, 2001.

         Future minimum rental payments required under operating leases that have initial or remaining noncancellable lease terms in excess of one year as of December 31, 1997 are as follows:

         YEARS ENDING DECEMBER 31,

               1998                    $165,604
               1999                     146,446
               2000                      29,557
               2001                       7,166
                                      ---------
                                       $348,773
                                      =========

7.Income Taxes:

         Effective February 2, 1990, the Company elected, and the Internal Revenue Service ("IRS") consented, to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under this election, the Company does not pay federal income tax on its taxable income. Instead, the Company's taxable income or loss will be reported by the individual shareholders for federal income tax purposes.

         Also under this election, the State of California corporate income tax rate is reduced to 1.5% for 1995, 1996 and 1997, and the Company's income or loss after this tax will be reported by the individual shareholders for state income tax purposes.

Continued

                                    WPJ, INC.
                        D/B/A INTEGRATED MEDICAL SYSTEMS

                    NOTES TO FINANCIAL STATEMENTS, Continued
                        December 31, 1995, 1996 And 1997

                                   ----------


8.       Concentration Of Credit Risk:

         The Company maintains cash and cash equivalents on deposit at a certain bank which was in excess of the federally-insured limits. Such excess at December 31, 1997 was $270,887.

         For the years ended December 31, 1995, 1996 and 1997, 15% or $253,774, 27% or $717,122, and 30% or $1,274,236 of net revenues, respectively, are from three customers, and at December 31, 1996 and 1997, $105,357 and $250,685 are included in accounts receivable, respectively, for these customers.

9.       Related Party Transactions:

         During 1994, the Company borrowed $35,000 from one of the Company's shareholders. There was no interest charged against this loan and there were no specific repayment terms. The amount was paid in full during the year ended December 31, 1995.

10.      Retirement Plan:

         The Company began to sponsor a defined contribution 401(k) plan in August 1996. All employees are eligible after 90 days of service. Participants may contribute up to 15% of their pretax compensation per pay period. The Company matches participant contributions at a rate of $0.50 for every $1.00 to a maximum employer contribution of 3% of annual pretax compensation. For the years ended December 31, 1996 and 1997, the Company matching contribution to the plan was $1,618 and $7,427, respectively.

11.      Subsequent Events:

         In March 1998, a significant customer canceled its contract with the Company. Sales to this customer were approximately $419,000 or 9.7% of 1997 net revenues.

         On April 9, 1998, the Company entered into a Letter of Understanding with a Confidentiality and No Shop Agreement, granting a certain company "no shop" rights for the specific purpose of allowing the certain company to evaluate a proposed acquisition of all of the assets of the Company or 100% of the Company's capital stock or a merger or similar form of transaction.